EXHIBIT 11

                COMPUTATION OF EARNINGS PER SHARE
  for the three months ended March 29, 1997 and March 30, 1996
                           (Unaudited)
      (Dollar amounts in thousands, except per share data)



                                       March 29,         March 30,
                                         1997              1996
Primary Loss Per Share:

Net Loss                                $     (42)       $    (577)
                                        =========        =========
Weighted Average Shares Outstanding:
  Common Shares                             1,133            1,113
                                        =========        =========
Primary Loss Per Share                  $    (.04)       $    (.52)
                                        =========        =========

Fully Diluted Earnings Per Share:

Net Loss                                $     (42)       $    (577)
                                        =========        =========
Weighted Average Shares Outstanding:
  Common Shares                             1,132            1,115
                                        =========        =========
Fully Diluted Loss Per Share            $    (.04)       $    (.52)
                                        =========        =========


Notes:

No separate presentation of primary and fully diluted earnings per share for 1997 and 1996 is shown on the face of the Consolidated Statements of Operations and Retained Earnings as the difference is immaterial.